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                                                                  Exhibit 10.15




                                   [SEPRACOR]


                                                              February 23, 1995


Robert F. Scumaci
68 Barstow Avenue
Norwell, MA 02061

Dear Bob:

     On behalf of Sepracor Inc. (the "Company"), I am delighted to offer you the position of Vice President and Corporate Controller of the Company. This position reports to the Chief Financial Officer. In addition, this offer includes the interim position of Chief Financial Officer of BioSepra, our majority-owned subsidiary. This position reports to the Chief Executive Officer of BioSepra, Jean-Marie Vogel, with dotted-line reporting to the Chief Financial Officer of Sepracor. The aggregate compensation package will consist of the following terms:

o $11,167 per month (per your letter of 2/23/95) plus a total bonus of up to $25,000 per year. While this compensation is for both positions combined, it will not change in the event a new CFO of BioSepra is hired.

o The Company will grant you an option to purchase stock, contingent on approval by the Board of Directors of Sepracor and BioSepra, at a price which will be the price of the traded stock on the day of the grant, for 20,000 shares of Sepracor and 20,000 shares of BioSepra. These shares will vest over a five-year period starting on the first anniversary of your employment with the Company.

o You and your family will be entitled to participate in Sepracor's health-care insurance plan.

o You will be entitled to severance in the event of termination of employment. This will consist of the following:

          --   Terminated in year 1, six months severance


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          --   Terminated in year 2-5, nine months severance

          --   Terminated after year 5, twelve months severance.

          -- It is our understanding that "severance," as defined in this letter, consists of salary plus pro rata bonus paid monthly. Severance will be paid until the earlier of (i) expiration under the terms above, or (ii) re-employment. In addition to severance, you will be entitled to reasonable outplacement services at Sepracor's cost.

o    You will be reimbursed for reasonable relocation expenses up to $40,000.

A benefits booklet is attached. Bob, I hope that this offer is satisfactory. The potential for BioSepra and Sepracor are enormous, as we have discussed. You will play an integral, and senior role in the expansion that we all expect.

                                       Very truly yours,


                                       /s/ David P. Southwell
                                       Senior Vice President
                                       Chief Financial Officer